Astea Reports Full Year 2012 and Profitable Fourth Quarter Results

HORSHAM, Pa., March 27, 2013 /PRNewswire/ -- Astea International Inc. (NASDAQ:ATEA), a global provider of service lifecycle management and mobility solutions, today released its fourth quarter and year-end financial results for fiscal 2012.

For the quarter ended December 31, 2012, Astea reported revenues of $6.5 million compared to revenues of $6.9 million for the same period in 2011. Net income available to shareholders for the quarter was $582,000 or $.16 per share, compared to net income available to shareholders of $480,000 or $.13 per share for the same period in 2011. Software license revenues were $1.8 million compared to $1.7 million for the same period in 2011. Service and maintenance revenues were $4.7 million compared to $5.3 million for the same period in 2011.

For the 2012 fiscal year, the Company reported revenues of $26.4 million compared to revenues of $26.6 million for the same period in 2011. The net loss available to shareholders was ($538,000) or ($.15) per share in 2012, compared to a net income to shareholders of $373,000 or $.10 per share for the same period in 2011. Software license revenues were $4.8 million compared to $6.7 million for the same period in 2011. Service and maintenance revenues were $21.6 million compared to $19.9 million for the same period in 2011.

"We are pleased to report a profitable fourth quarter which was marked with the addition of new customers as well as existing customers adding licenses to further expand their deployments. Companies are adopting and increasing their Astea deployments because of our product's unmatched ability to help them rapidly elevate the customer experience and intelligently optimize operations," commented Zack Bergreen, chairman and CEO of Astea International. "Our value proposition continues to resonate with companies around the world wanting to standardize and transform the delivery of service."

Bergreen added, "After the recent launch of Astea ServiceVision, our cloud solution targeting small-to-mid-size businesses, we are excited to report that we have already signed on new customers. Our longevity and proven success in the service management market is a differentiator for organizations that select Astea ServiceVision, because they know they are getting a proven solution with rich functionality, at an affordable price, from a trusted provider. Additionally, we are also experiencing elevated activity for our Astea Alliance enterprise solution, delivered via the cloud, and we anticipate an increased buying shift towards this software delivery model moving forward. We believe that with our industry leading technology and strong momentum in the marketplace, we are well positioned to capitalize on this trend and expand our market share and drive increased revenues for 2013."

Outlook
Mr. Bergreen concluded, "Our professional services backlog is strong, our sales pipeline is healthy, and we are seeing a heightened amount of activity for our cloud solutions. We are excited about the product releases we have planned for 2013 in addition to the marketing, sales and partnership infrastructure we have in place. As a result, we fully expect to have a significant impact on the market moving forward as well as a distinct competitive advantage that will remain difficult for competitors to match. Due to the nature of our business, it is likely we will have fluctuations in license sales from quarter to quarter, which affects our profitability. Given the sales cycle and the difficulty to predict the timing of deals closing, we would expect quarterly results to show some lumpiness. However, as we continue to increase our base of customers, who purchase our cloud solutions, we expect to see a reduction of the variations in revenues and more reliable profitability. Based on our professional services backlog and read on our market, we expect overall progress and growth for the 2013 fiscal year."

Conference Call Information
Astea will host a conference call that will be broadcast live over the Internet on Wednesday, March 27, 2013 at 4:30pm ET to discuss the Company's fourth quarter and full year 2012 financial results. Investors may access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2013 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

CONTACT: Investor Relations - Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com